UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 5, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 10, 2007, the Company entered into a waiver and amendment of its $500 million unsecured revolving credit facility (“Credit Facility”), waiving events of default under the facility arising from the Company’s decision to restate its financial statements.  Under the amendment, the Company’s obligations under the Credit Facility will be secured by assets that make up a borrowing base as well as substantially all of the Company’s unencumbered personal property.  The borrowing base is expected to initially be comprised of approximately $108 million in cash, for the purpose of collateralizing the outstanding letters of credit.  The Company is permitted to grow the borrowing base by adding additional cash and/or real estate to the collateral securing the Credit Facility.  Subject to certain conditions, the Company will be permitted to obtain a release of liens on cash securing the facility if it substitutes real estate into the borrowing base, subject to agreed upon advance rates on such real estate.  In addition, the Company obtained additional flexibility with respect to its financial covenants in the Credit Facility.  The Company currently has sufficient real property that, if added to the collateral pool, would allow it to fully access the total $500 million commitment under the Credit Facility.

The Company amended its financial covenants to provide that (i) the Company will maintain a minimum consolidated tangible net worth (as defined in the Credit Facility) of $900 million, increasing by 50% of net income in future periods and 50% of net proceeds from equity issuances, (ii) the Company will maintain an interest coverage ratio (as defined in the Credit Facility) of not less than 1.0 to 1.0 for the quarter ending September 30, 2007, 0.5 to 1.0 for the quarter ending December 31, 2007,  0.25 to 1.0 for the next four quarters ending on or prior to December 31, 2008, 0.5 to 1.0 for the next two quarters ending June 30, 2009, 0.75 to 1.0 for the quarter ending September 30, 2009, 1.0 to 1.0 for the quarter ending December 31, 2009, 1.25 to 1.0 for the quarter ending March 31, 2010, 1.5 to 1.0 for the quarter ending June 30, 2010 and 1.75 to 1.0 for each quarter thereafter, and (iii) at any time that the interest coverage ratio is less than 1.75 to 1.0 and the ratio of adjusted cash flow from operations to interest incurred on a trailing four-quarter basis (as defined in the Credit Facility) is less than 1.75 to 1.0, the Company is required to maintain unrestricted cash not included in the borrowing base calculation, together with borrowing base availability (as those terms are defined in the Credit Facility) of at least $120 million.

Borrowings shall be priced off of a pricing grid based on the leverage ratio (as defined in the Credit Facility).  Pricing at the time of closing of the amendment and waiver will be LIBOR plus 350 basis points.

The Credit Facility matures in 2011.

Item 2.02	Results of Operations and Financial Condition

For the quarter ended September 30, 2007, the Company’s preliminary home closings totaled 3,940, a 39% decline from the same period in the prior fiscal year.  Preliminary net new home orders totaled 990, a decline of 52% from the prior fiscal year, driven largely by an unusually high cancellation rate (68%), which the Company attributes in large part to the pronounced tightening in the mortgage markets in August and September.

At September 30, 2007, the Company had cash on hand in excess of $400 million.  Subsequently, the Company has repaid approximately $75 million in secured debt and intends to pledge $108 million to collateralize its outstanding letters of credit.

Item4.02a	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report of Completed Interim Report

On October 5, 2007, the Audit Committee of Beazer Homes’ Board of Directors reported to the entire Board of Directors its interim findings from its independent internal investigation into the Company’s mortgage origination business and certain accounting and financial reporting matters.

The independent internal investigation has identified to date the following accounting matters:

Accounting for Reserves and Other Accrued Liabilities
During the course of the internal investigation, and as previously disclosed, the Audit Committee  discovered that reserves and other accrued liabilities, relating primarily to land development costs and costs to complete on closed homes were recorded in prior accounting periods in excess of amounts that would have been appropriate under generally accepted accounting principles (“GAAP”).  In essence, the investigation uncovered the accumulation of reserves and other accrued liabilities in the earlier periods affected by the restatement that were partially and improperly released into income during fiscal 2006.  The Company believes the cumulative impact for correcting these matters over all periods affected by the restatement will be to increase pre-tax income by more than $25 million.  However, the restatement for these matters is expected to reduce pre-tax income for the Company's 2006 fiscal year by approximately $20 million.

Model Home Sale-Leaseback Accounting
During the course of the internal investigation the Company also identified the existence of a continuing interest in the potential appreciation of model homes sold in certain sale-leaseback transactions to investors.  Due to this continuing interest, these model home transactions did not qualify for sale-leaseback accounting, and, instead, should have been accounted for as financing transactions in accordance with GAAP.  The Company has no negative economic exposure to the eventual sales prices of the model homes when sold by the investors. Therefore, the restatement of these transactions will primarily relate to timing differences that will have the effect of shifting revenue and income from fiscal year 2006 into future periods. Through June 30, 2007, pretax income is expected to be reduced by approximately $20 million, with a corresponding increase in future periods.

As a result of these matters, the Audit Committee has determined that it will be necessary for the Company to restate its consolidated financial statements relating to fiscal years 2004 through 2006 contained in our annual report on Form 10-K and the condensed consolidated financial statements presented in quarterly reports on Form 10-Q for the interim periods of fiscal 2006 and fiscal 2007 (collectively the “restatement period”). The Company expects to report a cumulative effect adjustment in the restated consolidated financial statements in consideration of these matters from fiscal years 1999 through 2003.  The restatement will not cause an adjustment to the Company’s current cash position.  The estimated adjustments described above remain subject to review by the Company's management, its Audit Committee and the Company's independent registered public accounting firm as part of its audit of the Company's consolidated financial statements, and, as a result, there can be no assurance that the final adjustments that are made as part of the restatement will not differ materially from these estimates.

Until the internal investigation is completed and the restatement is finalized, the Company is unable to quantify precisely the impact of the restatement on its previously issued financial statements.  As a result of the Audit Committee’s findings, the Audit Committee determined on October 5, 2007 that the Company’s previously issued financial statements for the periods impacted by the restatement as described above and the related audit reports of the Company’s independent registered public accounting firm should no longer be relied upon.  Furthermore, the impact of these matters on the Company's internal control over financial reporting and disclosure controls and procedures is being evaluated.

The Company is working expeditiously to complete the restatements as soon as practical.  Management and the Audit Committee have discussed the matters disclosed within this Item 4.02a with the Company’s independent registered public accounting firm.

Item8.01	Other Events

As previously disclosed, the Audit Committee of the Company’s Board of Directors has been conducting an independent internal investigation of the Company’s mortgage origination business since April 2007.  The Audit Committee retained Alston & Bird LLP as its independent legal counsel which, in turn, retained Navigant Consulting, Inc. as independent forensic accountants, to assist with the internal investigation.  The internal investigation was conducted across the Company’s operations and the findings, in addition to the accounting matters previously disclosed in Item 4.02a are summarized as follows:

Mortgage Origination
The internal investigation found evidence that employees of the Company’s Beazer Mortgage Corporation subsidiary violated certain U.S. Department of Housing and Urban Development (“HUD”) regulations, particularly in relation to Down Payment Assistance programs, in certain Federal Housing Administration (“FHA”) insured loans originated by Beazer Mortgage Corporation dating back to at least 2000.  As discussed below, due to several uncertainties regarding the Company’s ultimate liability from these matters, at this time it is not possible for the Company to determine the total financial statement impact related to the mortgage issues identified in the internal investigation.

The Company’s potential future liability relates, in part, to the impact of providing reimbursement of losses arising from mortgage defaults in circumstances in which the Company’s FHA-insured mortgage origination activities would have violated standard representations made to mortgage purchasers.  In the event of fraud or certain misrepresentations at the time of the sale of such FHA-insured loans, the Company may be liable for losses suffered either by the mortgage purchaser, or HUD if any payment was made pursuant to an FHA loan guarantee.  The factors influencing the extent of such potential future liability include, among other things, the number of FHA-insured loans originated by Beazer Mortgage Corporation, the percentage of such loans in which misrepresentations or fraud may have occurred, and the default rate, principal amount and losses associated with such loans.

The Company intends to attempt to negotiate a settlement with regulatory authorities that would allow the Company to quantify its exposure associated with reimbursement of losses and payment of regulatory fines, if they are imposed.  Based on an analysis of the factors described above and available precedents, the Company currently believes that an aggregate settlement with regulatory authorities in a range of $8 - $15 million may be attainable. However, no settlement has been reached with any regulatory authority at this time and there can be no assurance that any such settlement, if reached, will be within this range. The Company is also potentially liable for damages, costs and expenses related to potential civil litigation involving FHA-insured loans that cannot be quantified at this time.

Ongoing External Investigations

As previously disclosed, the Company and its subsidiary, Beazer Mortgage Corporation, received a subpoena from the United States Attorney’s Office in the Western District of North Carolina seeking the production of documents focusing on our mortgage origination services. In addition, the Company received from the Securities and Exchange Commission (“SEC”) a formal order of private investigation to determine whether the Company and/or other persons or entities involved with the Company have violated federal securities laws, including, among others, the anti-fraud, books and records, internal accounting controls, periodic reporting and certification provisions thereof.

While the restatement will address the accounting errors and irregularities preliminarily identified in the Audit Committee investigation and in the additional reviews conducted by management, the U.S. Attorney and the SEC investigations are ongoing, and there can be no assurance that there will not be additional issues or matters arising from these investigations.  In addition, there can be no assurance that the Audit Committee will not discover additional information that could affect the restatement adjustments presently being considered. The Company continues to fully cooperate with the U.S. Attorney and SEC investigations. The interim results of the independent internal investigation have been provided to both the U.S. Attorney and the SEC.

Other

In addition, the Company has prepaid approximately $75 million in secured debt and received waivers under its two other secured credit facilities.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

10.1
Waiver and First Amendment, dated as of October 10, 2007, to and under the Credit Agreement, dated as of July 25, 2007, among Beazer Homes USA, Inc., the lenders parties thereto and Wachovia Bank, National Association, as Agent.

99.1	Press Release issued October 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: October 11, 2007	By:	/s/Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer